EXHIBIT 99.1

Hooker Furnishings Reports Positive Momentum in Fiscal 2023 Second Quarter

Fiscal 2023 Second Quarter Overview:

  Factory production at our Asian suppliers ramped up to near full capacity, recovering from Covid-related factory shutdowns that significantly reduced inventories through the first quarter.
  Improved inventory flows enhanced shipments, enabling Hooker Furnishings to exceed our internal expectations for the quarter and report higher sales in our Hooker Branded and Domestic Upholstery segments.
  The Domestic Upholstery Segment marked the sixth consecutive quarter of double-digit sales gains with a 62% increase, reflecting organic growth at all divisions and the addition of Sunset West’s sales.
  The Home Meridian Segment reported a sales decrease of $28.3 million as its customers rationalized inventory levels and we exited the unprofitable Clubs channel.

MARTINSVILLE, Va., Sept. 08, 2022 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $152.9 million for its fiscal 2023 second quarter ended July 31, 2022, a $9.6 million, or 5.9%, decrease as compared to a year ago.

Consolidated net income for the quarter was $5.5 million, or $0.46 per diluted share, as compared to $7.5 million or $0.62 per diluted share in the prior year period. Consolidated operating income for the quarter was $7.3 million compared to $9.7 million in the prior year period.

For the fiscal 2023 first half, consolidated net sales were $300.2 million, a decrease of $25.2 million or 7.7%, and net income was $8.7 million, or $0.73 per diluted share, as compared to $16.9 million, or $1.40 per diluted share in the prior year first half.

“We are in a much better position for the second half than a year ago when factories overseas closed due to the Covid-19 pandemic,” said Jeremy R. Hoff, chief executive officer and director. “Strong backlogs, full production capacity and optimum inventory levels position us to grow sales across all three segments as the second half progresses.”

“While consolidated sales were down modestly from a year ago, they improved from last quarter, and we expect an even more positive trajectory going forward,” he said. “As factory production in Asia ramped up to near full capacity, consolidated sales and earnings exceeded our internal expectations, and we reported sales increases in 2 of our 3 segments.”

“We believe that overstocked retailer inventories have contributed heavily to the reduction in orders throughout the industry we’ve seen so far this fiscal year. We believe retail business will remain solid as retailers rebalance their inventories and prepare for the fall and holiday selling seasons, a historically brisk time of year in the furniture industry,” Hoff said.

Segment Reporting: Hooker Branded

The Hooker Branded segment’s net sales increased by $2.9 million, or 5.8%, compared to the same period a year ago. Both Hooker Casegoods and Hooker Upholstery achieved an uptick in sales during the quarter.

As Asian suppliers resumed production and shipments earlier this year from Covid shutdowns, inventory receipts at our U.S. warehouses increased each month, allowing us to fulfill orders and reduce backlogs. “At the end of the quarter, inventory levels increased by $33 million compared to the prior year end and by $15 million compared to the previous quarter-end, and we had $24 million of in-transit inventory,” said Paul A. Huckfeldt, senior vice president -finance & accounting & chief financial officer. “A high percentage of the in-transit inventory is sold orders that will help us work our backlog back to more normal levels over the remainder of this year,” he said.

Incoming orders in the Hooker Branded segment decreased as compared to the prior year quarter when home furnishings benefitted from dramatic post-COVID demand. Quarter-end backlog was at a comparable level to the prior year second quarter end but was 21% lower than at fiscal 2022 year-end due to increased shipments during the quarter. “Hooker Branded backlog was still over four times higher than pre-pandemic levels in calendar 2019.” Huckfeldt said.

Segment Reporting: Home Meridian

The Home Meridian segment’s net sales decreased by $28.3 million, or 32.4%, compared to the prior year quarter, due to lower sales at mass merchants and furniture chains from retailers who accelerated orders in the prior year and are currently rationalizing their inventory levels. About 40% of the sales decline is attributed to HMI’s exit from the unprofitable Clubs channel. Lower sales in the e-commerce channel were also a factor, as sales in this channel returned to pre-pandemic levels and growth rates. These decreases were partially offset by continued recovery in the hospitality business and the launch of the Pulaski Upholstery division which is targeted at medium price points not currently serviced by other divisions.

“Having mostly recovered from the factory shutdowns in the second half of last year, we anticipate that HMI will achieve sales growth in the second half of this fiscal year as they exit unprofitable channels to focus on building a more diverse, sustainable and consistent core business,” said Hoff. “We are looking forward to the upcoming introduction of “Portfolio,” a new focus on additional channels of distribution through a warehouse stocking program out of the new Savannah, Georgia warehouse. The program encompasses an assortment of over 1,000 ready-to-ship SKUs across four of HMI’s brands with no order minimums. Launching during the October 2022 High Point Market, the rollout of Portfolio will enable us to further diversify our customer base and distribution channels for HMI, allowing us to reach a vast network of independent retailers and interior designers,” Hoff said. “Servicing the new Portfolio program required an inventory mix change and not an overall increase in our inventory.”

Incoming orders and backlogs decreased as compared to last year when demand was exceptionally strong, and orders were not converting to shipments as quickly as expected. Additionally, mass merchants continue to rationalize their inventories to match current demand levels. At quarter-end, HMI’s backlog levels are similar to levels at the same time in calendar 2019.

Segment Reporting: Domestic Upholstery

The Domestic Upholstery segment achieved the sixth consecutive quarter of double-digit sales gains, with net revenues increasing by $14.7 million, or 62%, as compared to the prior year quarter. The increase was driven by organic sales growth at Bradington Young, Sam Moore and Shenandoah, as well as the addition of Sunset West’s results.

“Although we experienced some disruptions of the delivery of raw materials for production, all three divisions were operating near full capacity with shipments exceeding prior year periods and our internal goals,” Huckfeldt said. “However, gross margins decreased in the fiscal 2023 second quarter due to significantly increased raw material costs, partially offset by overhead absorption on higher sales volume.”

Incoming orders decreased due to current lead times and high backlogs. Quarter-end backlog was at the same level as the prior-year quarter but was 7.8% lower than at fiscal 2022 year-end as higher shipments reduced backlog. Overall, the Domestic Upholstery backlog was five times pre-pandemic levels in calendar 2019.

Cash, Debt and Inventory

Cash and cash equivalents stood at $11.7 million at fiscal 2023 second quarter-end, down $57.7 million as compared to the balance at the fiscal 2022 year-end due principally to a $56.1 million increase in inventory. During the fiscal 2023 second quarter, we received $25 million in term loan proceeds to replenish cash used to make the Sunset West Acquisition in the first quarter. At quarter end, inventories stood at $131.1 million, including the $34 million in transit to our domestic warehouses.

“With the near-record amounts of in-transit inventory, our cash levels have dropped temporarily,” said Huckfeldt. “Because a high percentage of the in-transit inventory is sold, we expect to quickly convert the inventory to shipments and for cash balances to improve later in the fiscal year. However, we have $27.9 million available on our revolving credit facility to support our working capital needs,” he said. During the quarter, we purchased over 68,000 shares at an average price of $16.59 per share under the share repurchase authorization our Board approved at our last meeting and have continued to purchase shares since then. Through September 7, 2022, we have purchased a total of 362,000 shares at a total cost of $5.9 million.

Outlook

“We are closely monitoring economic disrupters like inflation, rising interest rates, and a slowing housing market,” said Hoff. “At the same time, we see many reasons for optimism as the U.S. enjoys strong levels of employment, rising household incomes, continuing strength in consumer spending and watching as another sizeable generation enters into their prime furniture purchasing years.”

“While incoming orders are down, we have substantial backlogs to ship and we believe the reduction of incoming orders from retailers is temporary, and more a result of right-sizing their inventories than a significant decline in normalized consumer demand,” Hoff continued.

“Based on what we have heard from our retail partners, we expect that the fall and holiday seasons will align more closely with pre-pandemic ordering environment. We’re preparing for a strong second half of the year, and based on our backlogs and solid inventory position, we are on track to increase sales in all three segments.

“We believe organic growth will be buoyed by several new strategic initiatives including our recent entry into outdoor furniture, expansion of our presence in the interior design channel in all segments along with the post pandemic recovery within the hospitality and contract businesses. HMI’s portfolio program launches at the upcoming October High Point market which should accelerate the expansion of our Home Meridian customer base, as we roll the program out,” Hoff said.

Dividends

On September 7, 2022 the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share which will be paid on September 30, 2022 to shareholders of record at September 19, 2022.

Conference Call Details

Hooker Furnishings will present its fiscal 2023 second quarter financial results via teleconference and live internet web cast on Thursday morning, September 8, 2022 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 98th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Pulaski Upholstery, stationary and motion upholstery collections available in fabric and leather covering the complete design spectrum at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C., Las Vegas, N.V., and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, Georgia, China and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, ocean freight costs, including the price and availability of shipping containers, ocean vessels and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (2) the effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including but not limited to U.S. and local economies; our business operations and continuity; the health and productivity of our employees; and the impact on our global supply chain, inflation, the retail environment and our customer base; (3) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (4) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the prior U.S. administration’s imposition of a 25% tariff on certain goods imported into the United States from China including almost all furniture and furniture components manufactured in China, which is still in effect, with the potential for additional or increased tariffs in the future; (5) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (6) the risks related to the recent Sunset West acquisition including integration costs, costs related to Acquisition debt, maintaining Sunset West’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, the loss of key employees from Sunset West, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the acquisition; (7) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (8) difficulties in forecasting demand for our imported products; (9) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (10) disruptions and damage (including those due to weather) affecting our Virginia or Georgia warehouses, our Virginia or North Carolina administrative facilities, our North Carolina and Las Vegas showrooms or our representative offices or warehouses in Vietnam and China; (11) risks associated with our newly leased warehouse space in Georgia, including information systems, access to warehouse labor and the inability to realize anticipated cost savings; (12) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber- insurance; (15) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (16) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (17) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (18) capital requirements and costs; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) the cost and difficulty of marketing and selling our products in foreign markets; (21) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (22) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (23) price competition in the furniture industry; (24) competition from non-traditional outlets, such as internet and catalog retailers; (25) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2022. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

For more information, contact:
Jeremy R. Hoff, Chief Executive Officer and Director
Phone: (276) 632-2133, or

Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31,	August 1,	July 31,	August 1,
	2022	2021	2022	2021

Net sales	$152,908	$162,519	$300,223	$325,379

Cost of sales	121,853	130,802	239,709	260,080

Gross profit	31,055	31,717	60,514	65,299

Selling and administrative expenses	22,886	21,460	47,543	42,204
Intangible asset amortization	878	596	1,756	1,192

Operating income	7,291	9,661	11,215	21,903

Other (expense)/income, net	(44)	21	234	27
Interest expense, net	83	23	111	54

Income before income taxes	7,164	9,659	11,338	21,876

Income tax expense	1,621	2,192	2,612	4,966

Net income	$5,543	$7,467	$8,726	$16,910

Earnings per share
Basic	$0.47	$0.63	$0.74	$1.42
Diluted	$0.46	$0.62	$0.73	$1.40

Weighted average shares outstanding:
Basic	11,876	11,850	11,871	11,842
Diluted	11,935	11,993	11,960	11,985

Cash dividends declared per share	$0.20	$0.18	$0.40	$0.36

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31,	August 1,	July 31,	August 1,
	2022	2021	2022	2021

Net income	$5,543	$7,467	$8,726	$16,910
Other comprehensive income:
Amortization of actuarial loss	60	100	42	201
Income tax effect on amortization	(14)	(24)	(10)	(48)
Adjustments to net periodic benefit cost	46	76	32	153

Total comprehensive income	$5,589	$7,543	$8,758	$17,063

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	July 31,	January 30,
	2022	2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$11,653	$69,366
Trade accounts receivable, net	81,662	73,727
Inventories	131,088	75,023
Income tax recoverable	3,574	4,361
Prepaid expenses and other current assets	9,014	5,237
Total current assets	236,991	227,714
Property, plant and equipment, net	27,565	28,058
Cash surrender value of life insurance policies	27,332	26,479
Deferred taxes	9,763	11,612
Operating leases right-of-use assets	54,734	51,854
Intangible assets, net	33,547	23,853
Goodwill	15,591	490
Other assets	7,108	4,499
Total non-current assets	175,640	146,845
Total assets	$412,631	$374,559

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,393	$-
Trade accounts payable	36,628	30,916
Accrued salaries, wages and benefits	5,662	7,141
Customer deposits	10,448	7,145
Current portion of lease liabilities	7,254	7,471
Other accrued expenses	2,969	4,264
Total current liabilities	64,354	56,937
Long term debt	23,570	-
Deferred compensation	9,599	9,924
Operating lease liabilities	49,514	46,570
Other long-term liabilities	766	-
Total long-term liabilities	83,449	56,494
Total liabilities	147,803	113,431

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,959 and 11,922 shares issued and outstanding on each date	53,853	53,295
Retained earnings	210,994	207,884
Accumulated other comprehensive loss	(19)	(51)
Total shareholders’ equity	264,828	261,128
Total liabilities and shareholders’ equity	$412,631	$374,559

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the Twenty-Six Weeks Ended
	July 31,	August 1,
	2022	2021
Operating Activities:
Net income	$8,726	$16,910
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	4,409	3,583
Deferred income tax expense	1,839	1,621
Non-cash restricted stock and performance awards	873	150
Provision for doubtful accounts and sales allowances	(1,532)	(340)
Gain on life insurance policies	(587)	(704)
Changes in assets and liabilities
Trade accounts receivable	(4,843)	(14,663)
Inventories	(53,489)	(33,435)
Income tax recoverable	787	-
Prepaid expenses and other current assets	(6,175)	(4,663)
Trade accounts payable	4,691	8,362
Accrued salaries, wages and benefits	(1,480)	(158)
Accrued income taxes	-	417
Customer deposits	27	3,302
Operating lease liabilities	(151)	89
Other accrued expenses	(1,293)	(507)
Deferred compensation	(283)	(171)
Net cash used in operating activities	(48,481)	(20,207)

Investing Activities:
Acquisitions	(25,912)	-
Purchases of property, plant and equipment	(1,947)	(3,465)
Premiums paid on life insurance policies	(404)	(473)
Net cash used in investing activities	(28,263)	(3,938)

Financing Activities:
Proceeds from long-term loans	25,000	-
Proceeds from revolving credit facility	30,301	-
Payments for revolving credit facility	(30,301)	-
Debt issuance cost	(38)	-
Purchase and retirement of common stock	(1,137)	-
Cash dividends paid	(4,794)	(4,285)
Cash provided by/(used in) financing activities	19,031	(4,285)

Net decrease in cash and cash equivalents	(57,713)	(28,430)
Cash and cash equivalents at the beginning of year	69,366	65,841
Cash and cash equivalents at the end of year	$11,653	$37,411

Supplemental schedule of cash flow information:
Income taxes paid/(refund), net	$(14)	$2,929
Interest paid, net	55	1

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from changes in right-of-use assets	$7,680	$(4,919)
Increase in property and equipment through accrued purchases	207	111

	Table V
	HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
	NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
	(In thousands)
	(Unaudited)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 31, 2022		August 1, 2021		July 31, 2022		August 1, 2021
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$52,817	34.5%	$49,929	30.7%	$95,047	31.7%	$101,268	31.1%
Home Meridian	59,048	38.6%	87,323	53.7%	121,133	40.3%	171,732	52.8%
Domestic Upholstery	38,326	25.1%	23,665	14.6%	79,546	26.5%	49,086	15.1%
All Other	2,717	1.8%	1,602	1.0%	4,497	1.5%	3,293	1.0%
Consolidated	$152,908	100%	$162,519	100%	$300,223	100%	$325,379	100%

Operating income/(loss)
Hooker Branded	$6,072	11.5%	$8,929	17.9%	$10,214	10.7%	$18,371	18.1%
Home Meridian	(991)	-1.7%	43	0.0%	(4,085)	-3.4%	908	0.5%
Domestic Upholstery	1,713	4.5%	569	2.4%	4,465	5.6%	2,300	4.7%
All Other	497	18.3%	120	7.5%	621	13.8%	324	9.8%
Consolidated	$7,291	4.8%	$9,661	5.9%	$11,215	3.7%	$21,903	6.7%